CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF THE

SERIES F CONVERTIBLE PREFERRED STOCK

OF

MARINA BIOTECH, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

WHEREAS, the undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors (the “Board”) of Marina Biotech, Inc., a Delaware corporation (the “Corporation”), with the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions set forth therein having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that, pursuant to authority conferred upon the Board by the Certificate of Incorporation, the Board hereby authorizes 2,200 shares of Series F Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, of such shares in accordance with this Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designation”), in addition to those set forth in the Certificate of Incorporation, as follows:

Capitalized terms used but not separately defined herein shall have the meanings given to them in the Certificate of Incorporation.

1. Designation, Amount and Par Value: Series F Convertible Preferred Stock, $0.01 par value (“Series F Preferred Stock”).

(a) Stated Value. The stated value of the Series F Preferred Stock shall be $5,000.00 per share (the “Stated Value”), subject to adjustment for stock splits, dividends, combinations and related transactions as set forth herein.

(b) Number and Designation. 2,200 shares of Preferred Stock shall be designated as Series F Preferred Stock, which shall not be subject to increase without the vote or written consent of the holders (each, a “Holder” and collectively, the “Holders”) of a majority of the voting power of the then outstanding Series F Preferred Stock voting as a class (a “Majority Vote”), unless otherwise specified herein

(c) Rank. The Series F Preferred Stock shall rank, with respect to rights upon liquidation, dissolution and winding up, (i) senior to the Common Stock and each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation previously established or established hereafter by the Board, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series F Preferred Stock as to rights upon liquidation, dissolution and winding up (collectively, including the Series A Junior Participating Preferred Stock of the Corporation, the Series B Preferred Stock of the Corporation, the Series C Convertible Preferred Stock of the Corporation and the Series D Convertible Preferred Stock of the Corporation, “Junior Securities”); provided that the Series F Preferred Stock shall rank equally to, and on parity with, the Series E Convertible Preferred Stock of the Corporation as to rights to dividends and rights upon liquidation, dissolution and winding up, and as a result, the Series E Convertible Preferred Stock of the Corporation shall be considered Parity Securities (as defined below), and not Junior Securities, hereunder; (ii) equally with each other class or series of capital stock of the Corporation established hereafter by the Board the terms of which expressly provide that such class or series will rank equally with the Series F Preferred Stock as to rights to dividends and rights upon liquidation, dissolution and winding up (collectively, “Parity Securities”); and (iii) junior to each other class or series of capital stock of the Corporation established hereafter by the Board (subject to the Holders’ voting rights under Section 5(b) hereof) the terms of which expressly provide that such class or series will rank senior to the Series F Preferred Stock as to rights upon liquidation, dissolution and winding up (collectively, “Senior Securities”). The definitions of Junior Securities, Parity Securities and Senior Securities shall each also include any rights or options exercisable for or convertible into Junior Securities, Parity Securities and Senior Securities, respectively.

2. Dividends.

(a) From and after the date of the issuance of any shares of Series F Preferred Stock, the holders of Series F Preferred Stock shall be entitled to receive, and the Corporation shall pay, each year cumulative dividends or distributions at the annual rate of 8% of the Stated Value per share of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock). Such dividend shall be paid in cash or at the Board’s direction, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. All declared but unpaid dividends on shares of Series F Preferred Stock shall increase the Stated Value of such shares, but when such dividends are actually paid any such increase in the Stated Value shall be rescinded.

(b) Holders of Series F Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series F Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) declared or actually paid on shares of the Common Stock or other Junior Securities when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock or other Junior Securities.

(c) The Corporation shall declare or pay no dividends or other distributions on shares of the Common Stock or other Junior Securities unless it simultaneously complies with the foregoing provisions of this Section 2.

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3. Liquidation Preference.

(a) In the event of a Liquidation Event (as defined below), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, and after and subject to the payment in full of all amounts required to be distributed to the Corporation’s creditors or the holders of Senior Securities, each Holder shall be entitled to receive, pari passu with the holders of Parity Securities, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or earnings) legally available therefor, an amount in cash equal to the greater of (A) 100% of the Stated Value, plus any accrued and unpaid dividends thereon (unless such dividends have already increased the Stated Value of the Series F Preferred Stock) and any other fees or liquidated damages then due and owing therein under this Certificate of Designation and (B) the amount per share such Holder would receive if such Holder converted such shares of Series F Preferred Stock into shares of Common Stock immediately prior to the date of such payment (the “Liquidation Preference”) with respect to each share of Series F Preferred Stock held by the Holder; provided, that the Corporation shall provide the Holders with notice of any Liquidation Event at least ten (10) calendar days prior to the record date with respect to such Liquidation Event (or, with respect to any Liquidation Event for which no record date is set, the effective date thereof) and, for the avoidance of doubt, following receipt of such notice, any Holder may exercise such Holder’s voluntary conversion rights in accordance with Section 4(a). If, upon the occurrence of any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable after payment in full of the Corporation’s creditors and Senior Securities shall be insufficient to pay in full the aggregate Liquidation Preference to all Holders and any amounts due to the holders of Parity Securities, the assets of the Corporation, or the proceeds thereof, shall be distributed among the Holders and the holders of any such Parity Securities ratably based on amounts payable to each holder. For purposes of this Certificate of Designation, the term “Liquidation Event” shall mean, at any time while a share of Series F Preferred Stock is outstanding, (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) the Corporation, directly or indirectly, in one or more related transactions, (A) effects any merger or consolidation of the Corporation with or into another person, (B) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (C) is the subject of any purchase offer, tender offer or exchange offer (whether by the Corporation or another person) and is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (D) effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (E) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or “group” (as such term is defined in Section 13(d) of the Exchange Act) whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), in each case other than any such transaction (1) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock; (2) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; (3) where the voting capital stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting capital stock of the surviving entity constituting a majority of the outstanding shares of such voting capital stock of such surviving entity immediately after giving effect to such issuance; or (4) that the Holders deem not to be a Liquidation Event by a Majority Vote.

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(b) In the event of a Liquidation Event, subject to the rights of the holders of any Senior Securities or Parity Securities, after payment shall have been made in full to the Holders as provided in Section 3(a), any other series or class of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and the Holders shall not be entitled to share therein.

4. Conversion Rights.

(a) Voluntary Right to Convert. At the Holder’s sole option, each share of Series F Preferred Stock may be converted, at any time and from time to time, from and after the date of the applicable closing at which such shares of Series F Preferred Stock are sold into a number of whole shares of Common Stock determined by dividing the then Stated Value by the Conversion Price (as defined below).

(b) Mandatory Conversion. Each outstanding share of Series F Preferred Stock shall be converted into a number of whole shares of Common Stock, determined by dividing the Stated Value by the Conversion Price on the earliest to occur of (i) any date more than 30 trading days after the Final Closing (as defined in the Subscription Agreements by and between the Corporation and the Holders (the “Subscription Agreements”) related to Holders’ subscription for the Series F Preferred Stock that the closing price of the Common Stock on each of the thirty (30) days immediately prior to such conversion on the OTC Markets (or any other market or exchange where the same is quoted or traded) exceeds $5.00 per share (subject to adjustment in the manner described herein with respect to the Conversion Price), (ii) the three year anniversary of the Final Closing (as defined in the Subscription Agreements) and (iii) a Majority Vote to convert (any of (i), (ii) or (iii), a “Mandatory Conversion Trigger”).

(c) Conversion Price; Conversion Shares. The “Conversion Price” of the Series F Preferred Stock shall be $0.50, subject to adjustment as described herein. Any shares of Common Stock issuable upon a conversion of Series F Preferred Stock pursuant to Section 4(a) or 4(b) are referred to herein as the “Conversion Shares.”

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(d) Mechanics of Conversion.

(i) Voluntary Conversion Mechanics. The Holder will give notice of its decision to exercise its right to convert the Series F Preferred Stock pursuant to Section 4(a) by delivering an executed and completed Notice of Conversion in the form attached as Annex A to this Certificate of Designation to the Corporation in accordance with Section 6(a). The Holder’s election shall be deemed effective upon receipt of a properly completed Notice of Conversion by the Corporation; provided, that if the Notice of Conversion is received by the Corporation after 3:00 p.m. Eastern Time on any day or at any time on a non-business day, it shall be deemed to be received on the following business day (the “Conversion Date”). The Corporation will, or will cause the Corporation’s transfer agent to, transmit the Common Stock certificates (or similar electronic notification) representing such Conversion Shares to the Holder within two (2) business days after receipt by the Corporation of the properly completed Notice of Conversion and the certificate(s) representing the converted shares of Series F Preferred Stock (the “Delivery Date”). A new Series F Preferred Stock certificate representing any shares of Series F Preferred Stock not converted will also be provided by the Corporation promptly following the Conversion Date. To the extent a Holder elects not to surrender its Series F Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series F Stated Value then owned by the Holder. Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(ii) Mandatory Conversion Mechanics. The Corporation shall effect a mandatory conversion pursuant to Section 4(b) by providing the Holders with written notice as provided in Section 6(a) and (i) stating that the Mandatory Conversion Trigger has been satisfied, (ii) specifying the then applicable Conversion Price, the aggregate number of shares of Series F Preferred Stock outstanding, and the aggregate number of Conversion Shares to be issued in connection with such conversion, and (iii) the date on which such conversion will be effective (the “Mandatory Conversion Date”). The calculations and entries set forth in the Corporation’s notice shall control in the absence of manifest or mathematical error. From and after the date of such notice, the shares of Series F Preferred Stock shall be null and void and only represent the right to receive the applicable number of Conversion Shares. The Corporation shall issue certificates representing the Conversion Shares promptly following surrender by a Holder of the certificate(s) representing the converted shares of Series F Preferred Stock to the Corporation.

(iii) Date of Conversion. In the case of the exercise of the conversion rights set forth in Section 4(a) or 4(b), the record date for such conversion shall be the Conversion Date or the Mandatory Conversion Date, respectively, and the record Holder as of such date shall be entitled to receive the corresponding Conversion Shares.

(iv) Fractional Shares. The Corporation shall not be required, in connection with any conversion of Series F Preferred Stock, to issue any fractional shares of Series F Preferred Stock or any fractional Conversion Shares and may, in each case, at the Corporation’s discretion, pay the Holder such amount in cash or deliver an additional whole share in lieu thereof.

(e) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of the Series F Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series F Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder.

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(f) Stock Dividends and Splits. If the Corporation, at any time after the first date of issue of the Series F Preferred Stock (the “Original Issuance Date”) and while at least one share of Series F Preferred Stock is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of or payment of dividends on Series F Preferred Stock or any debt securities of the Corporation), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this section shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above.

(g) Subsequent Equity Sales. If the Corporation or any Subsidiary, as applicable, at any time while the Series F Preferred Stock is outstanding, but prior to the close of business on February 10, 2020, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock (“Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 4(g) in respect of an Exempt Issuance. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(g), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 4(g), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

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“Exempt Issuance” means the issuance of: (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, including, without limitation, the Corporation’s 2014 Long-Term Incentive Plan; (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Subscription Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Subscription Agreement, provided that such securities have not been amended since the date of the Subscription Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities; or (c) securities pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation significant additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(h) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(f) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series F Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

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(i) Fundamental Transaction. If, at any time while this Series F Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series F Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4 herein), the number of shares of Common Stock of the successor or acquiring company or of the Corporation, if it is the surviving company, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series F Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4 herein). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series F Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 4(i) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series F Preferred Stock, deliver to the Holder in exchange for this Series F Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series F Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series F Preferred Stock (without regard to any limitations on the conversion of this Series F Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series F Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

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(j) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(k) Reservation of Shares. The Corporation covenants and agrees that any Conversion Shares issued upon the conversion of the Series F Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for issuance of the Conversion Shares upon the conversion of the Series F Preferred Stock.

(l) Payment of Taxes. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series F Preferred Stock and Conversion Shares to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series F Preferred Stock and (B) the issue of Conversion Shares; provided, however, in the case of any conversion of Series F Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the Holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

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(m) Buy-In. If, following receipt by the Corporation of a duly executed and properly completed conversion notice from a Holder, the Corporation fails, prior to the applicable Delivery Date, to, at its option, (i) deliver to such Holder the applicable certificate or certificates or (ii) cause its transfer agent to credit the account of such Holder or such Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, and if after such Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series F Preferred Stock equal to the number of shares of Series F Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series F Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series F Preferred Stock as required pursuant to the terms hereof.

5. Voting Rights.

(a) Except as otherwise provided herein or as required by law, Holders shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Common Stock. In the event of any such vote or action by written consent, each Holder shall be entitled to that number of votes equal to the whole number of shares of Conversion Shares into which the aggregate number of shares of Series F Preferred Stock held of record by such Holder would be convertible pursuant to Section 4(a) hereof as of the close of business on the record date fixed for such vote or such written consent; provided, that solely for purposes of this Section 5(a), as of any date of determination, the Conversion Price shall be deemed to be the greater of (i) the Conversion Price and (ii) the closing price of the Common Stock as reported by OTC Markets, or such other trading market on which the Common Stock is then listed or quoted, as applicable, on the date of the applicable Closing (as defined in the Subscription Agreements) with respect to such shares of Series F Preferred Stock. The Holders shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).

(b) In addition to any other vote or consent required herein or by applicable law, for as long as any of the shares of Series F Preferred Stock originally issued as of immediately after the Final Closing (as defined in the Subscription agreements) are outstanding, a Majority Vote shall be necessary for effecting or validating the following actions:

(i) amend the Corporation’s certificate of incorporation, bylaws or other charter documents or file any charter documents with the Secretary of State of the Corporation’s state of incorporation so as to adversely affect any powers, preferences or rights of the Holders;

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(ii) authorize, increase or designate any preferred stock that is senior to, or on a parity with, the Series F Preferred Stok as to rights in liquidation, dissolution, dividend, voting, distribution or redemption;

(iii) increase or decrease (other than by conversion) the authorized number of the Series F Preferred Stock;

(iv) amend this Certificate of Designation;

(v) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities; or

(vi) enter into any agreement or understanding with respect to any of the foregoing.

(c) For the avoidance of doubt, in addition to any other vote or consent required or permitted hereby, the Holders may waive any rights under this Certificate of Designation pursuant to a Majority Vote.

6. Miscellaneous.

(a) Notices. All notices or communications in respect of the Series F Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, sent in portable document format (“pdf’) via electronic mail, or if given in such other manner as may be permitted in this Certificate of Designation, the Certificate of Incorporation, the Corporation’s Bylaws, as amended, or by applicable law or regulation. Notwithstanding the foregoing, if the Series F Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

(b) Lost or Mutilated Preferred Stock Certificate. If any certificate or instrument evidencing any shares of Series F Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities. If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Corporation may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

(c) Severability. If any term of the Series F Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

(d) Headings. The headings of the paragraphs of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, Marina Biotech, Inc. has caused this Certificate of Designation to be duly executed by the undersigned authorized officer on the 10th day of July, 2018.

MARINA BIOTECH, INC.

By:	/s/ Robert C. Moscato, Jr.
Name:	Robert C. Moscato, Jr.
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Shares of Series F Convertible Preferred Stock of Marina Biotech, Inc. into Shares of Common Stock of Marina Biotech, Inc.)

The undersigned hereby irrevocably elects to convert $____________ of the Stated Value of the above Series F Convertible Preferred Stock into shares of Common Stock of Marina Biotech, Inc. pursuant to the terms and conditions of the Certificate of Designation with respect thereto, as of the date written below.

Date of Conversion:
Applicable Conversion Price per Share:
Number of Common Shares Issuable Upon This Conversion:

Select one:

A Series F Convertible Preferred Stock certificate is being delivered to Marina Biotech, Inc. herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

A Series F Convertible Preferred Stock certificate is not being delivered to Marina Biotech, Inc. herewith.

Signature:
Print Name:
Address:

This Notice of Conversion Should Be Delivered to:

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, CA 91748